Exhibit 99.1

CONTACT:
Anne Marie McCauley, Vice President, Investor Relations
510-749-2551
annemarie.mccauley@windriver.com

Wind River Authorizes Additional $50 Million Share Repurchase Program

Alameda, CA – June 17, 2008 – Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced its Board of Directors has approved a further $50 million share repurchase program. Under a $50 million share repurchase program announced in April 2008, Wind River has purchased approximately 4.2 million shares for a total of approximately $35 million. This previously announced program has a remaining balance of $15 million, bringing the current total authorized amount for share repurchases to $65 million. Since the beginning of fiscal year 2009, the company has purchased approximately 10.9 million shares for a total cost of approximately $85 million.

Under the new share repurchase program, Wind River may repurchase shares from time to time at management’s discretion in accordance with applicable securities laws in the open market or in privately negotiated transactions. Repurchases will depend upon market conditions and other factors, and repurchases may be commenced or suspended from time to time at Wind River’s discretion without prior notice. For all or a portion of the authorized repurchase amount, Wind River may enter into a plan that is compliant with Rule 10b5-1 under the Securities Exchange Act of 1934.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). Wind River enables companies to develop, run, and manage device software faster, better, at lower cost, and more reliably. Wind River platforms are pre-integrated, fully standardized, enterprise-wide development solutions. They reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process, from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call 1-800-872-4977.

###

The Wind River logo is a trademark of Wind River Systems, Inc., and Wind River is a registered trademark of Wind River Systems. Other marks used herein are the property of the respective owners.